Exhibit 5.01

Scott Wilensky Executive Vice President and General Counsel 401 Nicollet Mall, 9th Floor Minneapolis, Minnesota 55401 Phone: 612.330.5942 Fax: 612.215.4504

December 19, 2017

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Re:	Deferred Compensation Obligations pursuant to the Xcel Energy Nonqualified
Deferred Compensation Plan (the “Plan”)

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $25,000,000 of deferred compensation obligations (the “Obligations”), which will represent unsecured obligations of the Company issued under the Plan.

For purposes of this opinion letter, I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the Restated By-Laws of the Company, the Registration Statement, certain resolutions of the Board of Directors of the Company authorizing the Registration Statement, the Plan and such other documents, records and instruments deemed necessary or appropriate for the purposes of this opinion letter.

Based on the foregoing, I am of the opinion that when and if issued in accordance with the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed

Xcel Energy Inc.

are limited to the specific issues addressed and to the laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement without implying or admitting that I am an “expert” within the meaning of Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Scott Wilensky

Scott Wilensky

Executive Vice President and General Counsel